EXHIBIT 10.1

May 24, 2013

Chong Guk Kum

Re:	Employment Agreement

Dear Mr. Kum:

This is your EMPLOYMENT AGREEMENT (the “Agreement”) with Hanmi Financial Corporation, a Delaware corporation and Hanmi Bank, a state chartered bank incorporated under the laws of the State of California (together, the “Company”).  It sets forth the terms of your employment with the Company.

1.	Your Position, Performance and Other Activities.

(a) Position.  You will be employed in the position of President and Chief Executive Officer (“CEO”) of the Company and will report directly to the Company’s Board of Directors (the “Board’).  You will be appointed to the Board as of the Effective Date (as defined in Section 2) and the Company will use all reasonable efforts to cause you to be nominated for re-election each time your Board term expires during the Term (as defined in Section 2).  You agree to serve as a member of the Board, as well as a member of any Board committee to which you may be elected or appointed.  You also agree that you will be deemed to have resigned from the Board and each Board committee voluntarily, without any further action by you, as of the end of the Term.

(b) Authority, Responsibilities and Reporting.  You will have the authority, responsibilities and reporting relationships that correspond to your position, including any particular authority, responsibilities and reporting relationships consistent with your position that the Board may assign to you from time to time and you shall perform your duties hereunder in compliance with such policies of the Company as may be adopted from time to time.

(c) Performance.  During your employment, you will devote substantially all of your business time and attention to the Company and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your abilities.  During the Term, your place of performance will be the headquarters of the Company or such other place as the Board determines.  Your performance will be reviewed by the Board on an on-going basis and no less frequently than annually.

(d) Other Activities.  During your employment, you will not render any business, commercial or professional services to any party other than the Company.  However, you may (i) serve on corporate, civic or charitable boards, (ii) manage personal investments, and (iii) deliver lectures, fulfill speaking engagements and teach at educational institutions, so long as (A) these activities do not interfere with your performance of your responsibilities under this Agreement, (B) any service on a corporate, civic or charitable board is disclosed contemporaneously upon commencement and then at least annually to the Board and (C) no such services are provided to any competitor of the Company.

2.	Term of Your Employment.

Your employment under this Agreement will (a) begin on June 12, 2013 (the “Effective Date”), and (b) end upon the earlier of (i) the four (4) year anniversary of the Effective Date (the “End Date”), and (ii) the close of business on the effective date of termination of your employment pursuant to Section 5 (the “Term”).  On the End Date, the Term shall automatically renew for an additional four (4) year period, unless either you or the Company provides the other party with written notice of non-renewal of the Term at least sixty (60) days prior to such renewal date.  Notwithstanding the foregoing, your employment can be terminated by either party providing advance written notice in accordance with Section 5(e).

3.	Your Compensation.

(a) Salary.  During the Term, you will receive an annual base salary (as increased from time to time, your “Salary”) payable in accordance with the Company’s regular payroll practices.  The starting amount of your Salary is $450,000.  Your Salary will be reviewed at least annually commencing on June 12, 2014 and your Salary may be increased, but not decreased, in the sole discretion of the Nominating and Corporate Governance and Compensation Committee of the Board of Directors (the “NCGC”).

(b) Incentive Compensation.  You will be eligible to receive an annual bonus (your “Bonus”) for each fiscal year of the Company commencing with, and based upon your continued employment in, the fiscal year ending December 31, 2014, pursuant to an annual bonus plan.  The amount of the Bonus and the performance goals applicable to the Bonus shall be determined in accordance with the terms and conditions of said bonus plan as in effect from time to time, as determined by the NCGC in its sole discretion.  Your total annual Bonus (cash plus equity awards) for any fiscal year cannot exceed 100% of your Salary.

(c) Initial Equity Awards.  In addition to your Salary and Bonus, on your Start Date, you will be awarded the following grants, each of which will be subject to the approval by the Company’s stockholders of the Company’s 2013 Equity Compensation Plan (the “Plan”):

(i) An incentive stock option to purchase 180,000 shares of the Company’s common stock (your “Sign-On Option”).  Your Sign-On Option will be granted under the Plan, and will have a per share exercise price equal to the closing price of the Company’s common stock on the date of grant and shall vest ratably over three years, with thirty-three percent (33-1/3%) of the number of shares subject to such option vesting on each of the first, second, and third anniversaries of the Effective Date, subject to your continuing employment with the Company.  Consistent with the foregoing, the terms and conditions of the Sign-On Option shall be set forth in a restricted stock unit award agreement to be entered into by the Company and you in the form adopted by the Board or the NCGC, as applicable.

(ii) 30,000 restricted shares of the Company’s common stock (your “Restricted Stock”).  Your Restricted Stock will be granted under the Plan and shall vest ratably over three years, with thirty-three percent (33-1/3%) of the number of shares of Restricted Stock granted vesting on each of the first, second, and third anniversaries of the Effective Date, subject to your continuing employment with the Company.  Consistent with the foregoing, the terms and conditions of the Restricted Stock shall be set forth in a restricted stock unit award agreement to be entered into by the Company and you in the form adopted by the Board or the NCGC, as applicable.

4.	Other Employee Benefits. During the Term:

(a) Vacation.  You shall be entitled to twenty (20) days paid vacation per year (prorated for partial years), and to such paid holidays as are observed by the Company from time to time, all in accordance with the Company’s policies and practices that are applicable to the Company’s senior executives.  Unused vacation will be carried over from year to year and/or paid out as provided in the Company’s vacation plans and polices in effect as of the Effective Date

(b) Business Expenses.  You will be reimbursed for all reasonable business expenses incurred by you in performing your responsibilities under this Agreement.  Reimbursements will be made pursuant to the Company’s normal practices and procedures for senior executives.

(c) Facilities.  You will be provided with office space, facilities, secretarial support and other business services consistent with your position on a basis that is at least as favorable as that provided to similarly situated senior executives of the Company.

(d) Employee Benefit Plans.  (i) You shall be eligible to participate in all incentive plans, practices, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to senior executives of the Company; (ii) you and your eligible family members shall be eligible for participation, at the Company’s expense,  in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, vision, disability, employee life, group life and accidental death insurance plans and programs) maintained for the Company’s senior executives; (iii) the Company shall reimburse you for premiums paid by you for term life insurance coverage of One Million Dollars ($1,000,000) on your life during the Term; and (iv) you shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices, and procedures of the Company.

(e) Country Club Membership.  The Company will provide you with a with country club membership in Los Angeles, California at a country club selected by the Company and reasonably acceptable to you, and will pay any and all membership fees in connection with such membership.

(f) Automobile Allowance.  The Company will provide you with an automobile and will reimburse you the cost of your related automobile expenses, including automobile insurance thereon, fuel and maintenance.

(g) Moving Expenses.  To the extent you will need to move residences for your employment, you will be provided with a one-time reimbursement for all reasonable out-of-pocket moving expenses incurred by you.  Any reimbursement will be made pursuant to the Company’s normal practices and procedures.

(h) Liability Insurance.  The Company shall maintain i) a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy and ii) an employment practices liability insurance policy.  Each such policy shall cover you with scope, exclusions, amounts and deductibles no less favorable to the insured than those applicable to the Company’s senior executive officers and directors on the Start Date, or any more favorable as may be available to any other director or senior executive officer of the Company, while you are employed with the Company.

5.	Termination of Your Employment.

(a) No Reason Required.  You or the Company may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 5(e).

(b) Termination by the Company for Cause.

(i) “Cause” means any of the following:

(A) Your continued failure, either due to willful action or as a result of gross neglect, to substantially perform your duties and responsibilities to the Company under this Agreement (other than any such failure resulting from your incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to you by the Company, which notice specifies in reasonable detail the manner in which the Company believes you have not substantially performed your duties and responsibilities;

(B) Your engagement in conduct which is demonstrably and materially injurious to the Company, or that materially harms the reputation or financial position of the Company, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Company;

(C) Your indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude;

(D) Your being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability) where the conduct which is the subject of such action is demonstrably and materially injurious to the Company;

(E) Your breach of your fiduciary duties to the Company which may reasonably be expected to have a material adverse effect on the Company;

(F) Your (1) obstructing or impeding, (2) endeavoring to influence, obstruct or impede, or (3) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”).  However, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation shall not constitute “Cause”;

(G) Your removing, concealing, destroying, purposely withholding, altering or by any other means falsifying any material which is requested in connection with an Investigation;

(H) Your disqualification, bar, order or similar requirement by any governmental or self-regulatory authority from serving as an officer or director of any member of the Company or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Company under this Agreement, if (i) the disqualification, bar or loss continues for more than 30 days and (ii) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.  While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid to the extent legally permissible);

(I) Your unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures;

(J) Your violation of the Company’s (1) workplace violence policy or (2) policies on discrimination, unlawful harassment or substance abuse; or

(K) Your material breach of this Agreement that has not been cured within thirty (30) days after written notice is delivered to you by the Company, which notice specifies in reasonable detail the manner in which the Company believes this Agreement has been breached.

For purposes of this definition, no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Company.

(c) Your Termination for Good Reason Following a Change in Control.

(i) “Good Reason” means the occurrence (without your expressed written consent) of any of the following within the 18-month period following a Change in Control:

(A) a 5% or greater reduction in your Salary and maximum Bonus;

(B) the assignment to you of duties substantially inconsistent with your position, authority, responsibilities or status as Chief Executive Officer of the Company (except in connection with a for Cause termination);

(C) a change in the geographic location at which you must perform the services under this Agreement outside of Los Angeles County, California, exclusive of required business travel; or

(D) material breach by the Company of this Agreement.

For purposes of this Agreement, Good Reason shall not be deemed to exist unless (1) your termination of employment for Good Reason occurs within 90 days following the initial existence of one of the conditions specified in clauses (A) through (D) above, (2) you provide the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition, and (3) the Company fails to remedy the condition within 30 days after its receipt of such notice.

(d) Termination on Disability or Death.

(i) The term “Disability” means your absence from your responsibilities with the Company on a full-time basis for 90 consecutive days or 180 days in any consecutive 12 month period as a result of incapacity due to mental or physical illness or injury.  If the Company determines in good faith that your Disability has occurred, the Company may give you Termination Notice (as defined below).  If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate.  If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement.  Except as provided in this Section 5(d), your incapacity due to mental or physical illness or injury will not affect the Company’s obligations under this Agreement.

(ii) Your employment will terminate automatically on your death.  If you die before your employment starts, all the provisions of this Agreement will also terminate and there will be no liability of any kind under this Agreement.

(e) Advance Notice Generally Required.

(i) To terminate your employment, either you or the Company must provide a Termination Notice to the other.  A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause and a reasonably detailed description of the facts that permit termination under that clause.  (The failure to include any fact in a Termination Notice that contributes to a showing of Cause does not preclude the Company from asserting that fact in enforcing its rights under this Agreement.)

(ii) You and the Company agree to provide 30 days’ advance Termination Notice of any termination, unless your employment is terminated by the Company for Cause or because of your Disability or death.  Accordingly, the effective date of termination of your employment will be 30 days after Termination Notice is given, except that (A) the effective date will be the date of the Company’s Termination Notice if your employment is terminated by the Company for Cause, although the Company may provide a later effective date in the Termination Notice, (B) the effective date will be 30 days after Termination Notice is given if your employment is terminated because of your Disability, and (C) the effective date will be the time of your death if your employment is terminated because of your death.  The Company may elect to place you on paid leave for all or part of the advance Termination Notice period.  Notwithstanding the foregoing, if you give the Company Termination Notice, the Company in its sole discretion may waive the 30-day notice requirement and accelerate the effective date of termination of your employment to any earlier date.

6.	The Company’s Obligations in Connection with Your Termination.

(a) General Effect.  On termination your employment will end and the Company will have no further obligations to you except as provided in this Section 6.

(b) By the Company Without Cause.  If the Company terminates your employment without Cause:

(i) The Company will pay you the following as of the end of your employment:  (A) your unpaid Salary through the date of termination, (B) your Salary for any accrued but unused vacation, and (C) any accrued expense reimbursements and other cash entitlements (together, your “Accrued Compensation”), in each case as and when such amounts would otherwise been paid had your employment not been terminated.  In addition, the Company will timely pay you any amounts and provide to you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Company (together, the “Other Benefits”).

(ii) The Company will pay you an amount equal to one year of your then current annual Salary, to be paid on the Company’s regular pay cycle and through the Company’s payroll over a 12-month period commencing on the date of the severance agreement.

(iii) The pro-rated portion of your prior year’s Bonus based on the number of days worked during the year of termination, in a lump sum within thirty (30) days of the date of termination of employment.

(iv) All outstanding and then unvested stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) (each, an “Equity Award”) shall be deemed to have vested as if the Executive’s employment has continued for one (1) year following the actual termination date.

(v) If you timely elect to continue your Company-provided Company health insurance coverage pursuant to the federal COBRA law, the Company will reimburse you for the cost of such COBRA premiums, at the same level as you maintain as of the date of termination, through the end of the COBRA period (18 months), or until such time as you qualify for health insurance benefits through a new employer, whichever occurs first.  The reimbursement shall be for 100% of your COBRA premiums, as well as for your eligible dependents’ COBRA premiums, and the coverage to be provided on this basis shall be health and dental coverage.

(c) By the Company For Cause or by You for Any Reason.  If the Company terminates your employment for Cause or you terminate your employment for any reason, the Company will pay your Accrued Compensation and provide your Other Benefits, as and when such amounts would otherwise been paid had your employment not been terminated.

(d) Your Disability or Death.  If your employment terminates because of Disability or death, the Company will pay you or your estate your Accrued Compensation, as and when such amounts would otherwise been paid had your employment not been terminated, a pro-rated portion of your prior year’s Bonus based on the number days worked during the year of termination within thirty (30) days of the date of termination of employment, and provide your Other Benefits.

(e) Change in Control.

(i) If within eighteen (18) months following a “Change in Control” (as defined below), the Company terminates your employment without Cause or you terminate your employment for Good Reason, in lieu of the amounts to be paid under Section 6(a) above, the Company will (A) pay your Accrued Compensation and provide your Other Benefits, as and when such amounts would otherwise been paid had your employment not been terminated, and (B) pay you two (2) times the sum of (a) your then-current Salary and (b) the then-maximum annual Bonus amount, payable in a lump sum within thirty days (30) following the date of termination.

(ii) In the event of any Change in Control, your Equity Awards shall fully and automatically vest.

(iii) A “Change in Control” shall mean any transaction or series of related transactions as a result of which:

(A) the Company consummates a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of its assets (each a “Business Combination”), in each case unless immediately following the consummation of such Business Combination all of the following conditions are satisfied:

(1) Persons, who, immediately prior to such Business Combination, were the beneficial owners of the Outstanding Voting Securities of the Company, beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity (the “Resulting Entity”) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

(2) no Person beneficially owns (within the meaning of Rule I3d-3), directly or indirectly, more than 50% of the then outstanding combined voting power of the Outstanding Voting Securities of the Resulting Entity, except to the extent that such Person’s beneficial ownership of the Company immediately prior to the Business Combination exceeded such threshold;

(3) at least one-half of the members of the board of directors of the Resulting Entity were members of the Board at the time the Board authorized the Company to enter into the definitive agreement providing for such Business Combination; or

(B) any Person acquires beneficial ownership (within the meaning of Rule 13d-3) of more than 50% of the combined voting power (calculated as provided in Rule 13d-3 in the case of rights to acquire securities) of the then Outstanding Voting Securities of the Company and has greater beneficial ownership than the existing stockholders of the Company as of the date hereof; provided, however, that for purposes of this clause, the following acquisitions shall not constitute a Change of Control:  (x) any acquisition directly from the Company, (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

(C) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, which definition shall include a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

(D) “Outstanding Voting Securities” of any Person means the outstanding securities of such Person entitling the holders thereof to vote generally in the election of directors of such Person.

(iv) The payments and vesting provisions set forth under this subsection (e) shall be subject to the provisions set forth in Annex A.

(f) Release.  Notwithstanding anything to the contrary herein, the Company will not be required to make the payments and provide the benefits stated in this Section 6 unless you execute and deliver to the Company (and do not revoke within the applicable time period) an agreement releasing from all liability of any type whatsoever (other than liability to make the payments and provide the benefits contemplated by this Agreement and any indemnification rights you may otherwise be entitled to) the Company and any and all of its past or present officers, directors, employees, representatives, affiliates and agents within thirty (30) days of the date of termination of your employment.  If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the termination of your employment, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of your employment.

(ii) To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Section 409A, then such payments or benefits shall be made or commence upon the thirty-first (31st) day following the termination of your employment.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of your employment, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of your employment.

7.	No Public Statements or Disparagement.

You agree that you will not make any public statement that would libel, slander or disparage any member of the Company or any of their respective past or present officers, directors, employees or agents.

8.	Effect on Other Agreements; Entire Agreement.

This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.  You hereby acknowledge that you are not subject to any obligation which would in any way restrict the performance of your duties hereunder.

9.	Successors.

(a) Payments on Your Death.  If you die and any amounts are or become payable under this Agreement, we will pay those amounts to your estate.

(b) Assignment by You.  You may not assign this Agreement without the Company’s consent.  Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process.  Any attempt to effect any of the preceding in violation of this Section 9(b), whether voluntary or involuntary, will be void.

(c) Assumption by any Surviving Company.  Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you.  After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement.  The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.

10.	Disputes.

(a) Employment Matters.  This Section 10 applies to any controversy or claim between you and the Company arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company or the termination of that employment (together, an “Employment Matter”).  This includes, but is not limited to, any and all employment-related claims or controversies, such as breach of employment agreement, breach of the covenant of good faith and fair dealing, negligent supervision or hiring, wrongful discharge in violation of public policy, unpaid wages under the state and federal wage payment laws, breach of privacy claims, intentional or negligent infliction of emotional distress claims, fraud, misrepresentations, defamation, and any claims that could be asserted under all state and federal anti-discrimination laws, including, but not limited to, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Labor Code, and the Family and Medical Leave Act.  Employee specifically agrees to arbitrate all claims for discrimination and marital status, sexual orientation, disability, political activity, or any other statutorily-protected basis under the procedure set forth in the preceding paragraph and not through a court of law.  This Agreement is further intended to apply to any claim Employee may have against any of the Company’s officers, directors, employees, agents, or any of its affiliated or related entities, and to any and all past and future employment relationships Employee may have with the Company regardless of job position or title.

(b) Mandatory Arbitration.  Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of your employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in the County of Los Angeles, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure § 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator.  Either you or the Company may initiate the arbitration process by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of civil complaint in state or federal district court, as applicable to the claim at issue.  A late request will be void.  Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or your employment.  The parties hereto agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee.  You and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.  Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.

(c) Limitation on Damages.  You and the Company agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.

(d) Enforcement of Arbitration Awards.  You or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of Los Angeles, California to enforce any arbitration award under Section 10(b).

(e) Jurisdiction and Choice of Forum. You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Los Angeles, California over any Employment Matter that is not otherwise arbitrated or resolved according to Section 10(b).  This includes any action or proceeding to compel arbitration or to enforce an arbitration award.  Both you and the Company (i) acknowledge that the forum stated in this Section 10(e) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 10(e) in the forum stated in this Section, (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 10(e), and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company.  However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Section 10(b) and this Section 10(e).

(f) Waiver of Jury Trial.  To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any Employment Matter.  Notwithstanding the provisions of this Agreement, you shall have the right to file a claim for workers’ compensation and unemployment insurance benefits with the appropriate state agencies, unfair labor practice charges with the National Labor Relations Board, or an administrative charge with the Equal Employment Opportunity Commission, California Department of Fair Employment and Housing, or any similar state agency.

(g) Governing Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

11.	General Provisions.

(a) Construction.  iii)  References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

(i) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

(ii) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

(iii) It is your and the Company’s intention that this Agreement not be construed more strictly with regard to you or the Company.

(b) Withholding.  You and the Company will treat all payments to you under this Agreement as compensation for your employment.  Accordingly, the Company may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(c) Severability.  If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected.

(d) No Set-off or Mitigation.  Except if your employment is terminated by the Company for Cause, your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Company may have against each other or anyone else.  You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement.

(e) Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 11(e)):

If to you, to your address then on file with the Company’s payroll department.

If to the Company or any other member of the Company, to:

Hanmi Financial Corporation
3660 Wilshire Boulevard, Penthouse Suite A
Los Angeles, California 90010
Attention:  Chairman of the Board
Facsimile: (213) 384-0990

With a copy to (which shall not constitute notice):

Greenberg, Traurig, LLP
1840 Century Park East, Suite 1900
Los Angeles, CA 90067
Attention: Mark J. Kelson, Esq.
Facsimile: (310) 586-0556

(f) Consideration.  This Agreement is in consideration of the mutual covenants contained in it.  You and the Company acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(g) Amendments and Waivers.  Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.  Except as this Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(h) Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  You agree and acknowledge that you have read and understand this Agreement, are entering into it freely and voluntarily, and have been advised to seek counsel prior to entering into this Agreement and have had ample opportunity to do so.

(i) Golden Parachute/Bank Regulatory Limitation.  The parties understand and agree that at the time any payment would otherwise be made or benefit provided under Section 6 of this Agreement, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Company may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Company.  Among other things, applicable banking laws, regulations and published guidance and policies of the appropriate regulatory authorities (including, but not limited to, Section 39(a) of the Federal Deposit Insurance Act 12 C.F.R. Part 208 Appendix D-1, § III, Guidance on Sound Incentive Compensation Policies, 75 Fed. Reg. 36,395 (June 25, 2010) or similar regulations or regulatory action following similar principles may apply at such time.  You understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Company shall not be obligated to make any payment or provide any benefit under Section 6 of this Agreement where (i) an appropriate regulatory authority does not approve or acquiesce as required or objects to the making of such payment or benefit or (ii) the Company has been informed in writing by a representative of the appropriate regulatory authority that it is the position of such regulatory authority that making such payment or providing such benefit would constitute an unsafe and unsound practice, violate a written agreement with the regulatory authority, violate an applicable rule or regulation, or would cause the representative of the regulatory authority to recommend enforcement action against the Company.

(j) Key Employee Delay on Payments.  Notwithstanding the timing of payments set forth in Agreement, if the Company determines that you are a “specified employee” within the meaning of Section 409A, as may be amended and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six (6) months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.

(k) Third-Party Beneficiaries.  Subject to Section 9, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns.  This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although (i) this Agreement will inure to the benefit of the Company and (ii) Section 9(a) will inure to the benefit of the most recent persons named in a notice under that Section.

12.	Compliance with Section 409A.

(a) General.  It is the intention of both the Company and you that the benefits and rights to which you could be entitled pursuant to this Agreement comply with Section 409A to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If you or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on you and on the Company).  Notwithstanding the foregoing, the Company does not make any representation to you that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the you or any beneficiary for any tax, additional tax, interest or penalties that you or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(b) Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A.

(c) No Acceleration of Payments.  Neither the Company nor you, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(d) Treatment of Each Installment as a Separate Payment and Timing of Payments.  For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which you are entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Taxable Reimbursements and In-Kind Benefits.

(i) Any reimbursements by the Company to you of any eligible expenses under this Agreement that are not excludable from your income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the calendar year following the year in which the expense was incurred.

(ii) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to you, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except for any life-term or other aggregate limitation applicable to medical expenses).

(iii) The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

13.	Counterparts.

This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.  However, this Agreement will not be effective until the date both parties have executed this Agreement.

Very truly yours,

HANMI FINANICAL CORPORATION

/s/ Joseph Rho
Name: Joseph Rho
Title: Chairman

HANMI BANK

/s/ Joseph Rho
Name: Joseph Rho
Title: Chairman

ACCEPTED AND AGREED TO:

/s/ Chong Guk Kum
Chong Guk Kum

Dated: May 24, 2013

Annex A

Limitation on Payments Following a Change in Control

In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise ("Payments") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) but for this Annex A, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax ("Excise Tax"), then such Payments shall be either (A) provided in full pursuant to the terms of this Agreement and any other applicable agreements and plans, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax ("Reduced Amount"), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive ("Independent Tax Counsel), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate.  The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section.  The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section.  In the event that (ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, and notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, then the reduction of such Payments shall be made as follows: (A) if none of the Payments constitute non-qualified deferred compensation (within the meaning of Section 409A of the Code), then such reduction and/or repayment shall occur in the manner the Executive elects in writing prior to the date of Payment; or (B) if any Payment constitutes non-qualified deferred compensation or if the Executive fails to elect an order in the event that none of the Payments constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the Payments to be reduced will be determined in a manner which maximizes the Executive's economic position and, to the extent the economic cost is equivalent between one or more Payments, such Payments will be reduced in the inverse order of when payment would have been made to the Executive, until the aggregate Payments payable to the Executive equal the Reduced Amount

 A-1